Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-189711, 333-189712, 333-189716, and 333-196054 on Form S-8 of our reports dated November 24, 2014, relating to the consolidated and combined financial statements and financial statement schedule of Mallinckrodt plc (which report expresses an unqualified opinion and includes an explanatory paragraph related to the fact that the Company’s results for periods prior to June 28, 2013, including the nine months ended June 28, 2013 that is included within the Company’s fiscal 2013 results, may not be indicative of the Company’s future performance and do not necessarily reflect the results of operations, financial position and cash flows that would have been had it operated as an independent, publicly-traded company for the entirety of the periods presented) and the effectiveness of Mallinckrodt plc’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Mallinckrodt plc for the year ended September 26, 2014.

/s/ DELOITTE & TOUCHE LLP
St. Louis, Missouri
November 24, 2014